EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
and Shareholders of MetLife, Inc.:
We consent to the incorporation by reference in Registration Statement Nos. 333-37108, 333-59134, 333-101291, 333-102306, 333-121342, 333-121343, 333-121344, 333-139380, 333-139382, 333-139383 and 333-139384 on Form S-8 and Registration Statement Nos. 333-124358, 333-124358-01 and 333-124358-02 on Form S-3 of MetLife, Inc., of our report dated June 28, 2007 appearing in this Annual Report on Form 11-K of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates for the Year Ended December 31, 2006.
/s/ Deloitte & Touche LLP
Certified Public Accountants
Tampa, Florida
June 28, 2007